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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                              INSITE TELECOM, INC.



         The undersigned, Mark E. Munro, President of InSite Telecom, Inc., a Delaware corporation, (the "Corporation") for and on behalf of the Corporation hereby certifies that the following amendment has been duly adopted by the Corporation and hereby executes this Certificate of Amendment to Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:


         Article First of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                  FIRST: The name of the Corporation is InSite Internet, Inc.


         THE UNDERSIGNED, being the officer named hereinbefore, for the purposes of amending the Certificate of Incorporation of InSite Telecom, Inc. pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 9th day of December, 1998.



                                         /s/ MARK E. MUNRO
                                         ------------------------
                                         Mark E. Munro, President